Exhibit 10.35

COVANCE INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated Effective January 1, 2009)

COVANCE INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated Effective January 1, 2009)

ARTICLE I

INTRODUCTION

In recognition of the services provided to Covance Inc. (the “Company”) by certain of its key executives, the Board of Directors of the Company previously adopted the Covance Inc. Supplemental Executive Retirement Plan (the “Plan”), for the purpose of providing supplemental retirement income for such key executives.  Pursuant to the power reserved to it under Article VIII of the Plan, the Committee hereby amends and restates the Plan effective January 1, 2009. This amendment and restatement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and is to be construed in accordance with Section 409A of the Code and the regulations thereunder.

With respect to Participants who terminated employment on or before December 31, 2004, all benefits earned and vested under the Plan as of December 31, 2004 shall be “grandfathered” and shall continue to be administered under the terms of the Plan as they existed on such date.  These  participants shall be permitted to make an election by December 31, 2008, as to the timing of payment of the non-grandfathered portion of their Accrued Benefit.

Participants who terminated employment on or before December 31, 2007 but after December 31, 2004, will be permitted to make an election by December 31, 2008, as to the form and timing of payment of their Accrued Benefit.

The Plan is intended to be a “top-hat” plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and, therefore, not subject to Parts 2, 3, or 4 of Title I, Subtitle B of ERISA.

ARTICLE II

DEFINITIONS

As used herein, the following words and phrases shall have the meanings described below:

2.1.                            “Accrued Benefit” shall mean the amount of pension benefit payable as a single life annuity as shall be considered earned at any time by a Participant in accordance with the provisions of Article IV.

2.2.                            “Actuarial Equivalent” shall mean the equivalent actuarial value of the Accrued Benefit payable to a Participant under Article IV, determined based upon (i) the annual rate of interest on 30-year Treasury securities for November of the calendar year prior to the year in which distributions begin (or, if applicable, the substitute rate published by the Internal Revenue Service for purposes of determinations under Section 417(e) of the Code), and (ii) the mortality table prescribed by the Secretary of the Treasury from time to time pursuant to section 417(e)(3)(A)(ii)(I) of the Code.  Application of such assumptions to the computation of benefits payable under the Plan shall be made uniformly and consistently with respect to all Participants under the Plan.

2.3.                            “Board” shall mean the Board of Directors of the Company.

2.4.                            “Change In Control” shall mean:

2.4.1.                  any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

2.4.2.                  any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock;

2.4.3.                  a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

2.4.4.                  a person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions.

2.5.                            “Claimant” shall mean any person, including a Participant, making a claim for benefits under Article X of the Plan.  In the case of a Claimant other than the Participant, such person must be making a claim under or through a Participant.

2.6.                            “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.7.                            “Committee” shall mean the Benefits Administration Committee appointed from time to time by the Compensation and Organization Committee of the Board.

2.8.                            “Company” shall mean Covance Inc., a Delaware corporation and any successor thereto.

2.9.                            “Constructive Termination” shall mean a Separation from Service by the Participant because of:

2.9.1.                  a material breach by the Company of its obligations under this Plan, including, without limitation, a reduction in a Participant’s current salary or the percentage of base salary eligible for incentive compensation;

2.9.2.                  a diminution of a Participant’s responsibilities, status, title or duties; or

2.9.3.                  a relocation of a Participant’s work place which increases the distance between his principal residence and his work place by more than 25 miles.

provided, however, that a Constructive Termination will only occur upon (1) written notice by the Participant to the Company of the existence of one or more of the conditions listed above and the Participant’s intent to terminate employment with the Company, within 30 days of the commencement of such condition; and (2) the Company’s failure to cure such condition within 30 days of the Company’s receipt of such notice.  Such written notice by the Participant shall specify the particular act or acts, or failure to act, which is or are the basis for the Participant’s Constructive Termination.

2.10.                     “Disability” or “Disabled” shall mean the Participant is either (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan maintained by the Company.

2.11.                     “Final Average Earnings” shall mean the average of the sum of the Participant’s monthly Plan Compensation during the sixty (60) consecutive calendar months (or the total number of months if less than sixty) within the one hundred twenty (120) months (or the total number of months if less than 120) immediately preceding the Participant’s Separation from Service, in which his Plan Compensation was the highest.  With respect to the calculation of a Participant’s Accrued Benefit following a Change In Control, Final Average Earnings shall mean the average of the sum of the Participant’s monthly Plan Compensation during the sixty (60) consecutive calendar months (or the total number of months if less than sixty) within the one hundred twenty (120) months (or the total number of months if less than 120) immediately preceding the Change in Control.

2.12.                     “Participant” shall mean an individual who has been designated as a Participant in this Plan under Section 3.1.  In the event of the death or incompetency of a Participant, the term shall mean his personal representative or guardian.

2.13.                     “Plan” shall mean the Covance Inc. Supplemental Executive Retirement Plan set forth in this document and as amended from time to time.

2.14.                     “Plan Compensation” shall mean the base salary paid to a Participant by the Company (including salary reductions which are deferred under section 401(k), 125 or 132(f)(4) of the Code or pursuant to a non-qualified deferred compensation plan sponsored or maintained by the Company), plus annual bonuses.

2.15.                     “Plan Year” shall mean the calendar year.

2.16.       “Separation from Service” shall mean a Participant’s termination of employment with the Company and any other entity included with the Company in a controlled group of corporations, which meets the requirements of Code Section 409A and the regulations promulgated thereunder.

2.17.                     “Year of Participation” shall mean each full and partial 12 consecutive month period of employment with the Company or any of its subsidiaries completed by a Participant from and after the date such individual becomes a Participant.  A Participant shall receive partial credit for a Year of Participation for each period of employment that is less than a full 12 months.  In the case of an individual who became a Participant on or before January 1, 1997, a “Year of Participation” shall also include each period of service with the Company or any of its subsidiaries or Corning Incorporated or any of its subsidiaries or affiliates in each case on or prior to January 1, 1997, to the extent such service was included under the terms of the supplemental retirement plans sponsored or maintained by the Company, its subsidiaries, Corning Incorporated or any of its subsidiaries or affiliates, as applicable.

ARTICLE III

PARTICIPATION

3.1.                            Eligibility to Participate.  Any employee of the Company and its subsidiaries designated by the Committee shall be eligible to participate in this Plan.  The Committee may delegate the authority to designate eligible employees to the Company’s Chief Executive Officer.  Plan Participants shall be limited to a select group of management and highly compensated employees of the Company and its subsidiaries.

3.2.                            Commencement of Participation.  Each individual who has been designated pursuant to Section 3.1 shall commence participation in the Plan upon designation by the Committee or its delegate.

ARTICLE IV

AMOUNT OF PENSION BENEFITS

4.1.                            Retirement Benefit.

4.1.1.                  Normal Retirement.

4.1.1.1.  A Participant who has a Separation from Service on or after the completion of 20 Years of Participation shall have an Accrued Benefit equal to 40% of his Final Average Earnings.  Notwithstanding the foregoing, an individual who commenced participation in the Plan on January 1, 1997 will be entitled to an Accrued Benefit equal to 40% of his Final Average Earnings upon Separation from Service on or after completion of 15 Years of Participation.

4.1.1.2.  A vested Participant who has a Separation from Service prior to the completion of 20 Years of Participation (or 15 Years of Participation, if applicable) shall have his Accrued Benefit reduced by multiplying the Accrued Benefit by a fraction, the numerator of which is the Participant’s actual Years of Participation and the denominator of which is 20 (or 15 Years of Participation, if applicable).

4.1.1.3.  A Participant’s Accrued Benefit determined under this Section shall be adjusted in accordance with Section 4.1.2 or Section 4.1.3 if his Accrued Benefit becomes payable at other than his attainment of age 60.

4.1.2.                  Early Retirement.  A vested Participant whose Accrued Benefit becomes payable on or after age 55 but prior to age 60 shall receive an early retirement benefit.  The Accrued Benefit of a Participant who is eligible for an early retirement benefit shall be (i) subject to reduction in accordance with Section 4.1.1.2; and (ii) shall be further reduced by 5% for each full or partial year payment of benefits occurs prior to the Participant’s attainment of age 60.  Reductions under this Section 4.1.2 shall be calculated on a monthly basis.

4.1.3.                  Late Retirement.  A vested Participant whose Accrued Benefit becomes payable after age 60 will be entitled to receive an increase in his Accrued Benefit of 5% for each full or partial year benefit payments are delayed beyond age 60.  Increases under this Section 4.1.3 shall be calculated on a monthly basis.  A Participant’s Accrued Benefit will not be increased for benefit payments that commence after age 65.

4.2.                            Disability Benefit.  In the case of a Participant’s Separation from Service due to Disability, such Participant’s Accrued Benefit will be calculated pursuant to Section 4.1, without application of Section 4.1.2.

4.3.                            Change In Control Benefit.  If a vested Participant (including vesting pursuant to Section 8.1) incurs an involuntary Separation from Service or Constructive Termination during the two-year period following a Change In Control, such Participant will be entitled to receive a lump sum payment of the Actuarial Equivalent of his Accrued Benefit.  In addition, such Participant shall be entitled to receive the Gross Up Payment described in Section 8.2 hereof, if applicable.

4.4.                            Crediting of Years of Participation.  Years of Participation for purposes of determining the amount of a Participant’s Accrued Benefit and vesting shall be determined in accordance with Section 2.17 of this Plan.  Accordingly, each Participant shall, if applicable, receive credit for each full month of service in determining such Participant’s Accrued Benefit.  In addition, a Participant may be granted, at the discretion of the Committee, credit for Years of Participation with a previous employer for the purposes of determining his Accrued Benefit and vesting.  The Committee shall have the authority to require a reduction or offset of the Participant’s Accrued Benefit under this Plan by the amount of any retirement benefits provided to the Participant under the plan or plans of the previous employer for which prior service credit is given.  The Committee shall credit such service and provide for such reduction or offset, if any, in writing at the time of the Participant’s commencement of participation in the Plan.

4.5.                            Currency.  A Participant’s Accrued Benefit shall be paid in the currency which was used to define his compensation in such Participant’s letter of employment or any amendments thereto, if a different currency is denominated.

ARTICLE V

VESTING

5.1.                            Vesting of Benefits.  A Participant shall become 100% vested in his Accrued Benefit upon being credited with five Years of Participation.  In addition, a Participant shall become 100% vested in his Accrued Benefit upon the earlier of the following occurrences, provided he is still employed by the Company or its subsidiaries at such time: (i) his Disability; (ii) his death; or (iii) his attainment of the normal retirement age in accordance with applicable law or policies of such Participant’s country of employment at the time of the applicable event. Except as otherwise provided herein, a Participant whose employment with the Company and all of its subsidiaries terminates prior to the completion of five Years of Participation shall forfeit his entire Accrued Benefit.

5.2.                            Special Vesting Rules.  For purposes of vesting of Accrued Benefit under Section 5.1 (but not for purpose of determining amount of Accrued Benefit), any Participant holding the offices of President or Chief Executive Officer shall be credited with two additional Years of Participation in the event such Participant is involuntarily terminated for reasons other than Cause; provided that no Participant who has received credit for additional Years of Participation pursuant to 8.1 hereunder shall receive credit for additional Years of Participation under this Article V.  For purposes of this Section 5.2, “Cause” shall mean: (i) a Participant’s convictions of a felony or a misdemeanor if such misdemeanor involves moral turpitude, (ii) a Participant’s commission of any act of gross negligence or intentional misconduct in the performance or non-performance of his duties as an employee of the Company or its affiliates, including, any actions which constitute sexual harassment under applicable laws, rules or regulations, (iii) a Participant’s failure to perform his duties assigned for a period of thirty (30) or more days unless such failure is caused by an Disability, or (iv) a Participant’s misappropriation of assets, personal dishonesty or intentional misrepresentation of facts which may cause the Company or its affiliates financial or reputational harm.

ARTICLE VI

DEATH PRIOR TO RETIREMENT

6.1.                            Pre-Termination Death Benefits for Married Participants.  In the event of the death of a vested married Participant while employed by the Company, his surviving spouse shall be entitled to receive an amount in the form of a lump sum payment which shall be fifty percent (50%) of the Actuarial Equivalent of such Participant’s Accrued Benefit, calculated pursuant to Section 4.1, and adjusted in accordance with Sections 4.1.2 or 4.1.3, if applicable.  Such payment will commence as soon as administratively feasible following the Participant’s death.

6.2.                            Pre-Termination Death Benefit for Participants with Surviving Children. In the event of the death of a vested Participant while employed by the Company, who is survived by one or more children, but not a spouse, his surviving children shall be entitled to receive an amount in the form of a lump sum payment which shall be fifty percent (50%) of the Actuarial Equivalent of such Participant’s Accrued Benefit, calculated under Section 4.1, and adjusted in accordance with Sections 4.1.2 or 4.1.3, if applicable.  The benefit described in the preceding sentence shall be divided equally among the Participant’s surviving children. Such payment will commence as soon as administratively feasible following the Participant’s death.

6.3.                            Post-Termination Death Benefit

6.3.1.                  Death Benefit for Disabled Participants.  In the event of the death of a Participant who incurred a Separation from Service due to Disability but who has not yet received his Accrued Benefit pursuant to Section 7.2, his surviving spouse, if any, shall be entitled to receive an amount in the form of a lump sum payment which shall be fifty percent (50%) of the Actuarial Equivalent of such Participant’s Accrued Benefit under Section 4.1, without application of Section 4.1.2.  Such payment will commence as soon as administratively feasible following the Participant’s death.

6.3.2.                  Death Benefit for Deferred Vested Participants.  In the event of the death of a vested Participant who has incurred a Separation from Service and who has attained age 55, his surviving spouse, if any, shall be entitled to receive a lump sum payment equal to 100% of the Actuarial Equivalent of the Participant’s Accrued Benefit.

6.4.                            No Other Death Benefits.  Except as provided in Sections 6.1, 6.2, and 6.3, no other death benefits shall be payable under this Plan in the event of the death of a Participant.

ARTICLE VII

TIMING AND FORM OF BENEFIT

7.1.                            Retirement.

7.1.1.                  Participants Terminating Prior to 2005.  With respect to a Participant who Separated from Service on or before December 31, 2004, all benefits earned and vested as of December 31, 2004 will be paid under the terms of the Plan in effect on such date.  Notwithstanding anything else in the Plan to the contrary, the portion of such Participant’s Accrued Benefit, if any, which is subject to Code Section 409A and the regulations promulgated thereunder, shall be paid in a lump sum after 2008 and upon attainment of a certain age, as selected by the Participant on a form provided by the Company by December 31, 2008.  If such Participant fails to make an election by December 31, 2008, the Participant shall receive such benefit upon attainment of age 60.

If a Participant subject to this Section 7.1.1 is age 60 or older as of December 31, 2008, and fails to make an election by December 31, 2008, such benefit will be paid on January 1, 2009.

7.1.2.                  Participants Terminating After 2004 and Before 2008.  A Participant who Separated from Service after December 31, 2004 and before January 1, 2008 will be permitted to make an election by December 31, 2008, on a form provided by the Company, as to the form and timing of their benefit as provided in this Section 7.1.2.  A subsequent election will be permitted only if (a) the subsequent election will not take effect until at least 12 months after the date on which it is made; (b) the payment with respect to which the subsequent election is made is deferred for at least five years from the date such payment would otherwise have been made (or commence); and (c) the election is made at least 12 months before the date the payment is scheduled to be paid (or commence).  If a Participant subject to this Section 7.1.2 fails to make an election by December 31, 2008, such Participant shall receive his Accrued Benefit in a lump sum upon attainment of age 60.  If such Participant is age 60 or older as of December 31, 2008, and fails to make an election by December 31, 2008, his Accrued Benefit will be paid on January 1, 2009.

7.1.2.1.  Form of Benefit.  A Participant’s Accrued Benefit shall be distributed in one of the following forms, as selected by the Participant in accordance with this Section 7.1.2:

7.1.2.1.1.              Lump Sum.

7.1.2.1.2.              Single life annuity payable monthly, quarterly or annually.

7.1.2.1.3.              Joint and 50% or 100% survivor annuity payable monthly, quarterly or annually.

7.1.2.2.  Timing.  A Participant’s Accrued Benefit shall be distributed or begin to be distributed on a specified date beginning on or after January 1, 2009, as selected by the Participant in accordance with this Section 7.1.2.

7.1.3.                  Normal Form and Timing of Retirement Benefit.  Except as otherwise provided in Section 7.1.1 and 7.1.2, all Participants shall receive their Accrued Benefit in the form of a lump sum on the later of such Participant’s attainment of age 55 or Separation from Service, but in no event shall distribution be made earlier than the day that is six months from such date or event.

7.2.                            Disability.  A Participant who incurs a Separation from Service due to a Disability shall receive his Accrued Benefit under the Plan in the form of a lump sum on the later of the Participant’s Separation from Service or attainment of age 65.

7.3.                            Change In Control.  In accordance with Article VIII, in the event of a Participant’s involuntary Separation from Service or Constructive Termination within two years of a Change In Control, the Participant’s Accrued Benefit shall be distributed in the form of a lump sum as soon as administratively feasible, but in no event shall distribution be made earlier than the day that is six months from the date of such Participant’s involuntary Separation from Service or Constructive Termination.

7.4.                            Accelerated Distributions.  Notwithstanding any other provision of the Plan to the contrary, in the sole discretion of the Committee, an accelerated distribution may be made, but only to the extent, and under the circumstances, permitted under Code Section 409A and the regulations promulgated thereunder.  In the event of an accelerated distribution under this Section 7.4, a Participant’s Accrued Benefit under the Plan will be reduced proportionately to reflect such accelerated distribution.

7.5          Certain Permitted Delays.  Notwithstanding any other provision of the Plan to the contrary, in the sole discretion of the Committee, amounts payable hereunder may be delayed after the date(s) specified under this Article VII under the circumstances permitted under Section 409A of the Code.

ARTICLE VIII

CHANGE IN CONTROL

8.1.         Change In Control.  In the event of a Change In Control:

8.1.1.      Each Participant in this Plan as of the date of a Change In Control who is involuntarily terminated or experiences a Constructive Termination during the two year period following the Change In Control shall be credited with three additional full Years of Participation and three additional years of age for Accrued Benefit and vesting determination purposes; provided, however, that such additional credit for these Participants shall be reduced by the period of service and increase in age the Participant has completed and experienced between the Change In Control and actual termination of employment.

8.1.2.      In the event this Plan is terminated at any time following a Change In Control, each Participant shall be credited with three additional full Years of Participation and three additional years of age for Accrued Benefit and vesting determination purposes; provided, however, that this Section 8.1.2 shall not apply to any Participant who has received additional Years of Participation and years of age pursuant to Section 8.1.1 above.

8.2.         Gross-Up Payment.  Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution under this Plan, to or for the benefit of a Participant subsequent to a Change In Control (the “Payments”), would be subject to the excise tax imposed by section 4999 of the Code (the “Excise Tax”), then the Participant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by such Participant (or the Company) of all taxes (including the Excise Tax) imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

8.2.1.      All determinations as to whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the accounting firm utilized by the Company for the preparation of its annual external financial statements (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within 30 days of termination of the Participant’s employment, if applicable, or such earlier time as is requested by the Company.  The Gross-Up Payment, if any, as determined pursuant to this Section 8.2, shall be paid to the Participant within 10 days of the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Company and the Participant.  If subsequent final determinations of the Excise Tax made by the Internal Revenue Service (“IRS”) give rise to additional Excise Tax, then additional Gross-Up Payments shall be made by the Company to the Participant within 10 days after the notice is received by the Company of such final determination. All Gross-Up Payments made to the Participant under this Section 8.2 shall be made no later than the end of the year following the year during which the Participant or the Company paid the related taxes.

8.2.2.      Participants shall notify the Company in writing of any claim by the IRS that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than 10 business days after a Participant learns of such claim.  A Participant shall not pay such claim prior to the expiration of the thirty-day period following the date on which Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies a Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

8.2.2.1.  give the Company any information reasonably requested by the Company relating to such claim,

8.2.2.2.  take such action in connection with contesting such claims as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company,

8.2.2.3.  cooperate with the Company in good faith in order to effectively contest such claim, and

8.2.2.4.  permit the Company to participate in any proceedings relating to such claim;

provided, however, that, during the Participant’s lifetime, the Company shall bear all costs and expenses incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax imposed as a result of such contest or representation and payment of costs and expenses.  The Company shall control all proceedings taken in connection with such contest.  The Company may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant shall prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs a Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to such Participant on an interest-free basis and shall indemnify and hold such Participant harmless, on an after-tax basis, from any Excise Tax or income tax imposed with respect to such advance.  All reimbursements of costs and expenses paid to the Participant by the Company under this Section 8.2 shall be made as soon as practicable after such cost or expense is incurred, but in no event later than the end of the calendar year following the calendar year during which such cost or expense is incurred.

8.2.3.      If, after the receipt by a Participant of an amount advanced by the Company pursuant to Section 8.2, such Participant shall become entitled to receive any refund with respect to such claim, such Participant shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by a Participant of an amount advanced by the Company pursuant to Section 8.2, a final determination is made that such Participant shall not be entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset the amount of Gross-Up Payment required to be paid.

ARTICLE IX

                AMENDMENTS AND TERMINATION

9.1.         Amendments Generally.  The Committee shall have the right to make any amendment or amendments to this Plan from time to time which do not cause any reduction in a Participant’s Accrued Benefit at the time the amendment is adopted or the effective date of the amendment, whichever is earlier.  Any amendment shall be made pursuant to a duly adopted resolution of the Committee.  Notwithstanding the foregoing, no amendment may be made following a Change In Control without written approval by a majority of the Participants covered by the Plan immediately prior to the Change In Control.

9.2.         Right to Terminate.  The Committee  may terminate the Plan at any time in whole or in part.  Termination of the Plan shall be made pursuant to a duly adopted resolution of the Committee.  In the event of termination, benefits will be paid in accordance with Article VII of the Plan, provided that the Company may accelerate payments to the extent permitted under Treasury Regulation § 1.409A-3(j)(4)(ix).  No termination of the Plan shall reduce a Participant’s Accrued Benefit as of the date of termination.

9.3.         Funding Obligation.  The obligation of the Company to pay any benefits under the Plan shall be unfunded and unsecured; any payments under the Plan shall be made from the general assets of the Company; provided,  however, in the event of a Change In Control, the Company shall purchase for its own account an annuity from a nationally recognized, credit worthy financial institution of good reputation for the benefit of the Plan in an amount sufficient to fund all present and reasonably anticipated future obligations under the Plan.  Notwithstanding the foregoing, the Board, in its discretion, may authorize the establishment of a rabbi trust or any other funding vehicle it deems appropriate in order to set aside assets to discharge its obligations under the Plan.

ARTICLE X

ADMINISTRATION AND INTERPRETATION

10.1.       Interpretation.  The Committee may take any action, correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any election hereunder, in the manner and to the extent it shall deem necessary to carry the Plan into effect or to carry out the Board’s purposes in adopting the Plan.  Any decision, interpretation or other action made or taken in good faith by or at the direction of the Board or the Committee, arising out of or in connection with the Plan, shall be within the absolute discretion of each of them, as the case may be, and shall be final, binding and conclusive on the Company, and all Participants and their respective heirs, executors, administrators, successors and assigns.  The Committee’s determinations hereunder need not be uniform, and may be made selectively among Participants, whether or not they are similarly situated.  Any actions to be taken by the Committee will require the consent of a majority of the Committee members.  If a member of the Committee is a Participant in this Plan, such member may not decide or determine any matter or question concerning his benefits under this Plan that such member would not have the right to decide or determine if he were not a member.

10.2.       Payment of Expenses.  The Company and its subsidiaries, in such proportions as the Committee determines, shall bear all expenses incurred by them and by the Committee in administering this Plan.  If a claim or dispute arises concerning the rights of a Participant or beneficiary to amounts payable under this Plan, during the lifetime of such Participant or beneficiary, regardless of the party by whom such claim or dispute is initiated, the Company shall pay all legal expenses, including reasonable attorneys’ fees, court costs, and ordinary and necessary out-of-pocket costs of attorneys, billed to and payable by the Claimant in connection with the bringing, prosecuting, defending, litigating, negotiating, or settling of such claim or dispute; provided, that:

10.2.1.    The Claimant obtains a judgment in its favor from a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise; and provided further, that

10.2.2.    In the case of any claim or dispute initiated by a Claimant, such claim shall be made, or notice of such dispute given, with specific reference to the provisions of this Plan, to the Committee within two years (three years, in the event of a Change In Control) after the occurrence of the event giving rise to such claim or dispute.

All reimbursements under this Section 10.2 shall be paid to the Claimant no later than the end of the year following the year during which such cost or expense is incurred.

10.3.       Indemnification for Liability.  The Company shall indemnify the members of the Committee, against any and all claims, losses, damages, expenses and liabilities arising from their responsibilities in connection with this Plan, unless the same is determined to be due to gross negligence or willful misconduct.

ARTICLE XI

CLAIMS PROCEDURE

The Committee will administer a claims procedure as follows:

11.1.       Initial Claim.  A Claimant who believes himself entitled to benefits under the Plan, or the authorized representative of such individual, may make a claim for those benefits by submitting a written notification of his claim of right to such benefits.  This notification must be on the form and in accordance with the procedures established by the Committee.  No benefit will be paid under the Plan until a proper claim for benefits has been submitted.

11.2.       Procedure for Review.  The Committee will establish administrative processes and safeguards to ensure that all claims for benefits are reviewed in accordance with the Plan and that, where appropriate, Plan provisions have been applied consistently to similarly situated Participants.

11.3.       Claim Denial Procedure.  If a claim is wholly or partially denied, the Committee will notify the Claimant within a reasonable period of time, but not later than 90 days after receipt of the claim, unless the Committee determines that special circumstances require an extension of time for processing the claim.  If the Committee determines that an extension of time for processing is required, written notice of the extension will be furnished to the Claimant prior to the termination of the initial 90-day period.  In no event will such extension exceed a period of 180 days from receipt of the claim.  The extension notice will indicate: (i) the special circumstances necessitating the extension and (ii) the date by which the Committee expects to render a benefit determination.  A benefit denial notice will be written in a manner calculated to be understood by the Claimant and will set forth:  (i) the specific reason or reasons for the denial, (ii) the specific reference to the Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, with reasons therefor, and (iv) the procedure for reviewing the denial of the claim and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a legal action under ERISA following an adverse benefit determination on review.

11.4.       Appeal Procedure.  In the case of an adverse benefit determination, the Claimant will have the opportunity to appeal to the Committee for review thereof by requesting such review in writing to the Committee within 60 days of receipt of notification of the denial.  Failure to submit a proper application for appeal within such 60-day period will cause such claim to be permanently denied.  The Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim.  The Claimant will also be provided the opportunity to submit written comments, documents, records and other information relating to the claim for benefits.  The Committee shall review the appeal taking into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

11.5.       Decision on Appeal.  The Committee will notify the Claimant of its decision on appeal within a reasonable period of time, but not later than 60 days after receipt of the request for review, unless the Committee determines that special circumstances require an extension of time for processing the appeal.  If the Committee determines that an extension of time for processing is required, written notice of the extension will be furnished to the Claimant prior to the termination of the initial 60-day period.  In no event will such extension exceed a period of 60 days from the end of the initial period.  The extension notice will indicate: (i) the special circumstances necessitating the extension and (ii) the date by which the Committee expects to render a benefit determination.  An adverse benefit decision on appeal will be written in a manner calculated to be understood by the Claimant and will set forth:  (i) the specific reason or reasons for the adverse determination, (ii) the specific reference to the Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim and (iv) a statement of the Claimant’s right to bring a legal action under ERISA.

11.6.       Litigation.  In order to operate and administer the claims procedure in a timely and efficient manner, any Claimant whose appeal with respect to a claim for benefits has been denied, and who desires to commence a legal action with respect to such claim, must commence such action in a court of competent jurisdiction within 90 days of receipt of notification of such denial.  Failure to file such action by the prescribed time will forever bar the commencement of such action.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1.       Right of the Company to Take Employment Actions.  The adoption and maintenance of this Plan shall not be deemed to constitute a contract between the Company and any eligible Participant, nor to be a consideration for, nor an inducement or condition of, the employment of any person.  Nothing herein contained, or any action taken hereunder, shall be deemed to give any eligible Participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any eligible Participant at any time, nor shall it be deemed to give to the Company the right to require the eligible Participant to remain in its employ, nor shall it interfere with the eligible Participant’s right to terminate his or her employment at any time.  Nothing in this Plan shall prevent the Company from amending, modifying, or terminating any other Company benefit plan.

12.2.       Alienation or Assignment of Benefits.  A Participant’s rights and interest under the Plan shall not be assigned or transferred except as otherwise provided herein, and the Participant’s rights to benefit payments under the Plan shall not be subject to alienation, pledge or garnishment by or on behalf of creditors (including heirs, beneficiaries, or dependents) of the Participant or of a Beneficiary.

12.3.       Applicable Law.  This Plan shall be construed and enforced in accordance with the laws of Delaware (without regard to the conflict of the law provisions thereof) except to the extent superseded by ERISA.

12.4.       Number and Gender.  Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply, and references to the male gender shall be construed as applicable to the female gender where applicable, and vice versa.

12.5.       Withholding and Taxes.  All benefits paid under the Plan are subject to any applicable payroll or other taxes, required to be withheld by law.  Nothing contained herein and no actions taken hereunder, creates or will be construed to create any right or expectation of any Participant to any particular tax result or consequences.

To record the adoption of the amendment and restatement of the Plan, the Company has caused its authorized officers to affix its corporate name and seal effective this            day of                           , 2007.

[CORPORATE SEAL]	COVANCE INC.

Attest:	By:

Title: